UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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FEDERAL SIGNAL CORPORATION
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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 22, 2014
To the Stockholders of
Federal Signal Corporation:
The Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation, will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 22, 2014, at 8:30 a.m., local time, for the following purposes:

•	To elect eight directors;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014; and

•	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors has fixed the close of business on February 24, 2014 as the record date for the meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting (or any adjournment(s) or postponement(s) of the Annual Meeting).
The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s named executive officer compensation, and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 7, 2014, contains instructions on how to access the proxy statement, this notice, and our 2013 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting and save the extra work and expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com.

By order of the Board of Directors,

JENNIFER L. SHERMAN
Corporate Secretary
March 7, 2014

EQUITY COMPENSATION PLAN INFORMATION	47
FUTURE STOCKHOLDER PROPOSALS	47
OTHER BUSINESS	48

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before you vote.
GENERAL INFORMATION
Stock Symbol:    FSS
Stock Exchange:    NYSE
Registrar and Transfer Agent:    Computershare Investor Services
State and Year of Incorporation:    Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:    1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:    www.federalsignal.com
ANNUAL MEETING
Time and Date:    8:30 a.m., local time, on Tuesday, April 22, 2014
Place:    Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523
Record Date:    February 24, 2014
Common Shares Outstanding on Record Date: 62,783,382
Voting:    Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page Reference
Proposal 1	Election of Eight Directors	For all nominees	8
Proposal 2	Advisory Vote to Approve Our Named Executive Officer Compensation	For	44
Proposal 3	Ratification of Deloitte & Touche LLP as our Independent Registered Public	For	46
	Accounting Firm for Fiscal Year 2014
Transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
PROPOSAL 1: ELECTION OF EIGHT DIRECTORS
DIRECTOR NOMINEES

Name	Age	Director Since	Occupation and Experience (1)	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
James E. Goodwin	69	2005	Chairman, Federal	Yes		X	X
			Signal Corporation
Paul W. Jones	65	1998	Executive	Yes		X	Chair
			Chairman, A. O.
			Smith Corporation
Bonnie C. Lind	55	2014	Sr. Vice President,	Yes	X
			CFO, and Treasurer
			Neenah Paper, Inc.
Dennis J. Martin	63	2008	President and CEO,	No
			Federal Signal
			Corporation

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Richard R. Mudge	68	2010	President, Compass	Yes	X
			Transportation and
			Technology Inc.
William F. Owens	63	2011	Former Governor of	Yes		X	X
			Colorado
Brenda L. Reichelderfer	55	2006	Sr. Vice President	Yes		Chair	X
			and Managing
			Director, TriVista
			Business Group
John L. Workman	62	2014	CEO,	Yes	X(2)
			Omnicare, Inc.

(1)	As used herein, the terms “CEO” and “CFO” refer to “Chief Executive Officer” and “Chief Financial Officer,” respectively.

(2)
Charles R. Campbell is the current Chair of the Audit Committee. His membership on the Audit Committee will end when his term on the Board expires on April 22, 2014. Mr. Workman will serve as Chair of the Audit Committee effective April 22, 2014.

All nominees are current directors. With the exception of Bonnie C. Lind and John L. Workman who became directors on February 20, 2014, each nominee attended at least 75% of the aggregate of all fiscal year 2013 meetings of the Board and each Committee on which he or she served.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings held in fiscal year 2013):    Audit (8); Nominating and Governance (4); Compensation and Benefits (5)
Independent Directors Meet without Management:    Yes
Separate Chairman and CEO:    Yes
Staggered Board:    No (all directors elected annually)
Director Retirement Age Limit:    Yes (may not stand for election after attaining age 72 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines:    Yes
Policy Prohibiting Hedging, Short Sale, and Pledging:    Yes
Recoupment Policy (Clawback):    Yes
 FISCAL YEAR 2013 HIGHLIGHTS

•	Net sales increased by $48.1 million to $851.3 million, a 6% increase over 2012 net sales of $803.2 million.
•	Operating income increased by $19.1 million to $70.6 million, a 37% increase over 2012 operating income of $51.5 million.
•	Operating margin improved from 6.4% in 2012 to 8.3% in 2013.
•	Diluted earnings per share from continuing operations rose to $2.53 in 2013, up from $0.35 in 2012.
•	Cash flow from continuing operating activities increased by $31.1 million to $80.3 million, a 63% increase over 2012 cash flow from continuing operating activities of $49.2 million.
•	Income from continuing operations increased by $138.2 million to $160.2 million, a 628% increase over 2012 income from continuing operations of $22.0 million.
•	We lowered our total debt to $92.1 million at year-end 2013, down 42% from $157.8 million at year-end 2012.
•	Our weighted-average interest rate on long-term borrowings is under 3%, down from approximately 12% in 2012.
•	Reduced interest expense to $8.8 million in 2013, down 59% from $21.4 million in 2012.
•	Net availability under our domestic borrowing facilities rose to $103.6 million, up from $25.7 million in 2012.

PROPOSAL 2: SAY-ON-PAY – AN ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
Key Elements of our 2013 Executive Compensation Program:

Compensation Elements	Performance- Based	Primary Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus Plan (Cash)	X	Earnings and Cash Flow	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%. (1)
Achievement of individual objectives weighted 30%.
Designed to pay out at 0% to 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity)			Annual equity awards link long-term financial interests of executives to those of stockholders.
Performance Shares	X	Earnings Per Share (“EPS”) from Continuing Operations	Performance shares are earned only if the threshold is met for EPS during a one-year performance period. Shares vest two years after the end of the performance period. (2)
Stock Options		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
Special Awards		N/A
Special awards based on achievement of critical Company initiatives which may be comprised of cash, stock options, or restricted stock (subject to vesting requirements) as determined by the Compensation and Benefits Committee. (3)

Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.

(1)
Effective fiscal year 2014, we modified our Short-Term Incentive Bonus Plan (“STIP”) to utilize average primary working capital as a percentage of sales as a cash flow metric instead of consolidated cash provided by continuing operating activities.

(2)
Effective fiscal year 2014, we increased the performance period from one to two years, added a return on invested capital metric to reward capital efficiency, and implemented a one-year vesting period after the end of the performance period.

(3)	No special awards were granted to our NEOs for fiscal year 2013.
PROPOSAL 3:     RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of a competitive selection process, our Audit Committee replaced Ernst & Young LLP with Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013, effective June 13, 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2014.

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 22, 2014
GENERAL INFORMATION
Our Board of Directors is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 22, 2014, at 8:30 a.m., local time. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting is:

1.	To elect eight directors;

2.	To approve, on an advisory basis, our named executive officer compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily by the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 7, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders, and our 2013 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 7, 2014.
Voting Your Shares
Only stockholders owning shares of our common stock on February 24, 2014, the “record date,” are entitled to vote. Such stockholders will be entitled to one vote for each share owned on the record date for each of the eight directorships and on each other matter presented at the meeting. On the record date, there were 62,783,382 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating, and returning the proxy card in the postage-paid envelope provided; or

•
In Person: If you are a record stockholder, you may vote in person at the Annual Meeting. You are a record stockholder if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a record stockholder. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.
If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the eight director nominees named on the proxy card, “for” the advisory approval of the Company’s named executive officer compensation, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account or, if you have requested printed materials, sign, date, and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote such shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1).
Advisory approval of the Company’s named executive officer compensation requires the affirmative vote of a majority of shares of our common stock cast in person or by proxy on the proposal (Proposal 2).
Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal (Proposal 3).
In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions, are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.
Shares Held in 401(k) Plan
Our 401(k) Plan (the Federal Signal Corporation Retirement Savings Plan) held 1,188,510 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan, as of February 24, 2014. If you are a participant in our 401(k) Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the 401(k) Plan. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:

•	voting by telephone or Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;

•	filing a written notice of revocation with our Corporate Secretary; or

•	attending the Annual Meeting and voting your shares in person (note: attendance alone at the Annual Meeting will not revoke a proxy).
Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail, or otherwise. Our directors, officers, and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2008. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.

OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners of more than five percent of our common stock as of February 24, 2014.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Heartland Advisors, Inc.	7,999,088 (2)	12.7%
789 North Water Street
Milwaukee, WI 53202
BlackRock, Inc.	6,236,647 (3)	9.9%
40 East 52nd Street
New York, NY 10022
Franklin Mutual Advisers, LLC	4,724,401 (4)	7.5%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors LP	3,766,152 (5)	6.0%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Based on 62,783,382 shares of common stock issued and outstanding as of February 24, 2014.

(2)
Based solely on a Schedule 13G (Amendment No. 7) filed with the SEC on February 6, 2014, wherein Heartland Advisors, Inc. reported that, as of December 31, 2013, it had shared voting power and shared dispositive power over all shares as a registered investment adviser. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)
Based solely on a Schedule 13G (Amendment No. 5) filed with the SEC on January 31, 2014, wherein BlackRock, Inc. reported that, as of December 31, 2013, it had sole voting power over 6,057,093 shares and sole dispositive power over 6,236,647 shares.

(4)
Based solely on a Schedule 13G (Amendment No. 8) filed with the SEC on January 31, 2014, wherein Franklin Mutual Advisers, LLC reported that, as of December 31, 2013, it had sole voting and dispositive power with respect to all shares.

(5)
Based solely on a Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2014, wherein Dimensional Fund Advisors LP reported that, as of December 31, 2013, it had sole voting power over 3,680,968 shares and sole dispositive power with respect to 3,766,152 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock by each of our directors and nominees, each of our named executive officers, and all of our current directors and executive officers as a group as of February 24, 2014.

Name (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Common Stock (3)	Other (4)
James E. Goodwin	159,447	*	—
Charles R. Campbell	82,873	*	—
Paul W. Jones	112,770	*	—
Bonnie C. Lind (5)	—	*	—
Richard R. Mudge	69,159	*	—
William F. Owens	61,138	*	—
Brenda L. Reichelderfer	112,229	*	—
John L. Workman (5)	3,500	*	—
Dennis J. Martin	380,318	*	354,762
Jennifer L. Sherman	264,015	*	122,348
Brian S. Cooper (6)	—	*	34,018
Braden N. Waverley (6)	—	*	—
Bryan L. Boettger	84,685	*	44,452
Joseph W. Wilson (7)	91,210	*	32,152
All Directors and Executive Officers as a Group (16 persons) (8)	1,508,462	2.4%	632,442

(1)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(2)
Totals include shares subject to stock options exercisable within 60 days of February 24, 2014, as follows: Mr. Goodwin, 62,210; Mr. Campbell, 14,659; Mr. Jones, 14,659; Dr. Mudge, 5,000; Ms. Reichelderfer, 9,226; Mr. Martin, 269,690; Ms. Sherman, 165,883; Mr. Boettger, 78,433; Mr. Wilson, 77,945; and all directors and executive officers as a group, 735,572. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Goodwin, 25,161; and Dr. Mudge, 23,361. Totals also include shares held in our 401(k) Plan as follows: Ms. Sherman, 38,652; and Mr. Wilson, 4,614. Totals do not include notional shares held in our Savings Restoration Plan: Ms. Sherman, 18,489; and Mr. Boettger, 819.

(3)
Based upon 62,783,382 shares of common stock issued and outstanding as of February 24, 2014, and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 24, 2014. The use of “*” denotes percentages of less than 1%.

(4)
Consists of shares underlying performance-based restricted stock units that such persons or group hold which have been earned based on the performance condition and which will be issued subject to completion of an additional two-year vesting period. These shares, under the rules of the Securities and Exchange Commission, are not deemed to be “beneficially owned” for purposes of this table and accordingly have been separately listed.

(5)	Ms. Lind and Mr. Workman were appointed to the Board of Directors effective February 20, 2014.

(6)	Mr. Waverley served as our Interim CFO pursuant to a consulting agreement entered into on October 10, 2012. We hired Mr. Cooper as our CFO on May 28, 2013.

(7)	Mr. Wilson retired on January 24, 2014.

(8)
The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to 1,000 shares beneficially owned by Dr. Mudge, which he jointly owns with his spouse, each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated the following eight individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: James E. Goodwin; Paul W. Jones; Bonnie C. Lind; Dennis J. Martin; Richard R. Mudge; William F. Owens; Brenda L. Reichelderfer; and John L. Workman. In accordance with the age limitation of 72 years contained in our Corporate Governance Guidelines, Charles R. Campbell will not stand for re-election.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board of Directors recommends a vote “FOR” the election of James E. Goodwin, Paul W. Jones, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer and John L. Workman.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers current Board composition, the Company’s objectives and position, and the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business and gender, age, and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
Set forth below are biographical summaries for each nominee, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Goodwin has served as Chairman of our Board of Directors since April 2009. He served as interim President and CEO of our Company from December 2007 until September 2008. From October 2001 to December 2007, Mr. Goodwin operated his own independent consulting business. He resumed this business in September 2008 and continues to operate it to date. Mr. Goodwin also serves as a member of the Advisory Board of Wynnchurch Capital, a private equity company, a position he has held since January 2013. From July 1999 to October 2001, Mr. Goodwin served as Chairman and CEO of United Airlines, a worldwide airline operator (NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR), and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

James E. Goodwin	Key Qualifications:

Director since October 2005	• Extensive background in global operations, broad management experience and strategic leadership skills

Committees:	• In depth understanding of our Company and its industry
• Nominating and Governance	• Significant experience as a Chairman, CEO, and director of publicly traded companies
• Compensation and Benefits

Age: 69

Since January 2013, Mr. Jones has served as Executive Chairman of A. O. Smith Corporation, a manufacturer of water heating and water treatment systems (NYSE: AOS). From December 2005 to January 2013, he was Chairman and CEO of A. O. Smith Corporation, and from January 2004 until December 2005, he was President and Chief Operating Officer. Mr. Jones has served on the Board of Directors of A. O. Smith Corporation since December 2004. Mr. Jones also has served on the Board of Directors of Integrys Energy Group, Inc., a utility holding company (NYSE: TEG), since December 2011. From July 2006 to July 2011, Mr. Jones served as a member of the Board of Directors of Bucyrus International, Inc., a manufacturer of mining and construction machinery (formerly NASDAQ: BUCY), until its acquisition by Caterpillar Inc. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008).

Paul W. Jones	Key Qualifications:

Director since December 1998	• Extensive management and manufacturing experience with multinational companies
• Financial expertise
Committees:	• Experienced strategist focused on enterprise growth
• Nominating and Governance (Chair)
• Compensation and Benefits

Age: 65

Ms. Lind is Senior Vice President, CFO, and Treasurer of Neenah Paper, Inc., a technical specialties and fine paper company (NYSE: NP). Ms. Lind joined Neenah Paper, Inc. in 2004 as CFO to execute the spin-off from Kimberly-Clark Corporation, a manufacturer of personal care, consumer tissue, and health care products (NYSE: KMB). Ms. Lind was an employee of Kimberly-Clark Corporation from 1982 until 2004, holding a variety of increasingly senior financial and operations positions and served as their Assistant Treasurer from 1999 until June 2004. From 2009 to the present, Ms. Lind has served on the Board of Directors of Empire District Electric Company, a utility generating, transmitting, and distributing power to southwestern Missouri and adjacent areas (NYSE: EDE). Ms. Lind is a member of Empire’s Audit Committee and Nominating and Corporate Governance Committee, and Chairman of its Retirement Committee.

Bonnie C. Lind	Key Qualifications:

Director since February 2014	• Vast experience in manufacturing, financing and mergers and acquisitions
• Deep finance and treasury experience
Committees:	• Extensive leadership and managerial experience
• Audit

Age: 55

Mr. Martin has served as our Company’s President and CEO since October 30, 2010 and joined our Board of Directors in March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ:GBND), until its acquisition by Acco World Brands. Mr. Martin has served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), since July 2000. Mr. Martin served on the Board of Directors of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Dennis J. Martin	Key Qualifications:

Director since March 2008	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
Committees: None	• In-depth knowledge of our Company and its operations as President and CEO

Age: 63

Dr. Mudge is President of Compass Transportation and Technology Inc., a private consulting firm, a position he has held since December 2013. Dr. Mudge also serves as Emeritus Advisor to Delcan Corporation, a privately-held engineering and consulting company, a position he has held since December 2013. Dr. Mudge previously served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation from 2002 until December 2013 and he had served on the Board of Directors of Delcan’s U.S. subsidiary from 2005 until December 2013. Dr. Mudge previously served as President of Compass Services, the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, Inc., a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Richard R. Mudge

Director since April 2010	Key Qualifications:

Committees:	• Expertise across multiple facets of the transportation industry
• Audit	• Leadership in technology, finance, business, government policy and research
• Experience growing businesses
Age: 68

Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); and Key Energy Services, Inc., an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010, and January 2007, respectively. Mr. Owens served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (MDEX: FESH), from 2007 - June 2012. Since 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, a private bank headquartered in Moscow. Mr. Owens also currently serves as Managing Director of Renew Strategies, LLC, a land and water development firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

William F. Owens	Key Qualifications:

Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished public service background
• Compensation and Benefits
• Nominating and Governance

Age: 63

Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a management consulting and advisory firm, a position she has held since June 2008. Since April of 2010, she has served on the Board of Wencor Group LLC, an aerospace distribution business owned by a private equity firm. Since June of 2011, Ms. Reichelderfer has served on the Board of Meggitt PLC, a global defense and aerospace firm whose shares are listed on the London Stock Exchange (MGGT: LSE). Since November 2008, Ms. Reichelderfer has served as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 1999), and then Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer	Key Qualifications:

Director since October 2006	• Expertise in growing technology businesses
• Extensive experience in operations, innovation, and new product development
Committees:	• Significant international business experience
• Compensation and Benefits (Chair)
• Nominating and Governance

Age: 55

Mr. Workman is CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he has held since June 2012 (NYSE: OCR). From February 2011 to June 2012, Mr. Workman was Omnicare’s President and CFO and held the position of Executive Vice President and CFO from November 2009 until February 2011. From 2004 to 2009, Mr. Workman served as Executive Vice President and CFO of HealthSouth Corporation, a provider of inpatient rehabilitation services in the U.S. (NYSE: HLS). Mr. Workman held the position of CEO of U.S. Can Corporation, a manufacturer of aerosol and general line cans sold in the U.S., Europe, and South America, from 2003 to 2004 and served as its CFO from 1998 to 2002. Mr. Workman has served on the Board of Directors of Omnicare, Inc. since September 2012. Mr. Workman also served on the Boards of APAC Customer Services, Inc. (formerly NASDAQ: APAC), a provider of customer care outsourcing solutions, from 2008 to 2011 and U.S. Can Corporation from 2000 to 2004 where he was Secretary to the Audit Committee.

John L. Workman	Key Qualifications:

Director since February 2014	• Broad based executive and leadership experience in a variety of businesses and disciplines
• Financial expertise
Committees:	• Executive experience with focus on optimizing capital structure
• Audit (Chair — effective April 22, 2014)

Age: 62
INFORMATION CONCERNING THE BOARD OF DIRECTORS
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes that having separate positions with an independent outside director serving as Chairman is the appropriate leadership structure for our Company and demonstrates our commitment to good corporate governance.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage, and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Corporate Internal Audit is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor, control, and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our Company. Finally, the Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Attendance at Board of Directors and Committee Meetings
During fiscal year 2013, our Board held a total of seven meetings, the Audit Committee held eight meetings, the Nominating and Governance Committee held four meetings, and the Compensation and Benefits Committee held five meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. All directors attended at least 75% of our Board meetings and their Committee meetings, with the exceptions of Dominic Romeo who resigned as a director on April 30, 2013, and Bonnie C. Lind and John L. Workman who joined the Board on February 20, 2014.
Independence of Members of the Board of Directors
The Board has determined that all of its directors, other than Mr. Martin, qualify as independent. In making this determination, the Board considered the rules of the NYSE and the SEC. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company). The Board also analyzed our Company’s charitable contributions to organizations with which our directors are affiliated.
Committees of the Board of Directors
Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, and Compensation and Benefits Committees. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.
Current Committee Membership (1)

Name	Audit	Nominating and Governance	Compensation and Benefits
Charles R. Campbell (2)	Chair	—	—
James E. Goodwin	—	X	X
Paul W. Jones	—	Chair	X
Bonnie C. Lind (3)	X	—	—
Dennis J. Martin	—	—	—
Richard R. Mudge	X	—	—
William F. Owens	—	X	X
Brenda L. Reichelderfer	—	X	Chair
John L. Workman (3)	X	—	—

(1)	The Board periodically reviews Committee membership. Accordingly, the membership described in the table may change during 2014.

(2)
The Board has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Campbell’s membership on the Audit Committee will end when his term on the Board expires on April 22, 2014.

(3)
Mr. Workman will become Chair of the Audit Committee on April 22, 2014. The Board has determined that Mr. Workman and Ms. Lind each qualify as an “audit committee financial expert” as defined by the SEC.

Audit Committee
The Audit Committee is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Vice President of Internal Audit, Corporate Controller, CFO, and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon its independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees, and the management of our Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board as to appropriate director compensation.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to the name and address of the nominee, the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee, and an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to our executive offices, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 72 without a waiver from the Board; (ii) if he or she serves on more than six boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy (contained in our Corporate Governance Guidelines), each director nominee must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive the necessary majority vote for election and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation. The Board will take action on the Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation, and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Committee concluded that our compensation programs and policies are in accord with best practice guidance and do not create excessive and unnecessary risk taking. Our Company and the Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2013. Our President and CEO, Mr. Martin, does not receive any additional compensation for his service on our Board of Directors.
Non-Employee Director Compensation in Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Charles R. Campbell	$73,500	$60,000	$—	$133,500
James E. Goodwin (4)	$109,500	$75,000	$—	$184,500
Paul W. Jones	$74,500	$60,000	$—	$134,500
Richard R. Mudge	$73,500	$60,000	$—	$133,500
William F. Owens	$70,494	$60,000	$—	$130,494
Brenda L. Reichelderfer	$82,995	$60,000	$—	$142,995
Dominic A. Romeo (5)	$21,593	$—	$—	$21,593

(1)
Includes the following share amounts awarded in lieu of cash using the closing share price of our common stock on the grant date: Mr. Owens, 3,359 shares; Ms. Reichelderfer, 3,951 shares; and Mr. Romeo, 998 shares.

(2)
Each non-employee director is issued a stock award annually that is determined by dividing $60,000 ($75,000 in the case of the Chairman, Mr. Goodwin) by the closing price of our common stock on the grant date. Amounts stated reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”). The following awards were granted to the non-employee directors on April 30, 2013, at a closing share price of $7.76: 9,665 shares of common stock to Mr. Goodwin as Chairman; and 7,732 shares of common stock to each of Messrs. Campbell, Jones, Mudge, and Owens, and Ms. Reichelderfer. As of December 31, 2013, each non-employee director held the following aggregate number of shares: Mr. Goodwin, 97,237 shares; Mr. Campbell, 68,214 shares; Mr. Jones, 98,111 shares; Dr. Mudge, 64,159 shares; Mr. Owens, 61,138 shares; and Ms. Reichelderfer, 103,003 shares. Excluding initial awards upon appointment, stock awards to non-employee directors are not subject to vesting requirements.

(3)
There were no option awards granted to any of the non-employee directors during fiscal year 2013. As of December 31, 2013, each director had options for the following number of shares outstanding: Mr. Goodwin, 62,210; Mr. Campbell, 14,659; Mr. Jones, 14,659; Dr. Mudge, 5,000; Mr. Owens, 5,000; and Ms. Reichelderfer, 9,226.

(4)	Mr. Goodwin’s fees in the first column are comprised of an annual retainer amount of $87,500, Committee membership fees of $6,000, and meeting fees of $16,000.

(5)	Mr. Romeo served as a member of the Board until April 30, 2013, when his term as director expired. The annual retainer paid to Mr. Romeo was prorated through April 30, 2013.
Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors, generally available source material, proxy statements, and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our only employee director, Mr. Martin, is also subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis —Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2013 cash compensation structure for non-employee directors.

2013 Cash Compensation of Our Non-Employee Directors
	Annual Retainer	Per Diem Fee	Board Meeting Attended in Person (1)	Board Meeting Attended by Telephone
Chairman of the Board (2)	$87,500	$2,500	$3,000	$500
Director (excluding Chairman)	$50,000	$—	$1,500	$500
Audit Committee Chair	$15,000	$—	$—	$—
Audit Committee Member	$9,000	$—	$—	$—
Compensation & Benefits Committee Chair (3)	$10,000	$—	$—	$—
Compensation & Benefits Committee Member	$6,000	$—	$—	$—
Nominating & Governance Committee Chair	$10,000	$—	$—	$—
Nominating & Governance Committee Member	$6,000	$—	$—	$—

(1)	Directors are also reimbursed for their out-of-pocket expenses relating to attendance at Board and Committee meetings.

(2)
The Chairman is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year). Mr. Goodwin elected not to receive any per diem fees for the additional time spent on Company matters during fiscal year 2013.

(3)
Effective January 1, 2014, the annual retainer for the Chair of the Compensation and Benefits Committee was increased to $12,000 based on a review of annual retainers paid to compensation committee chairs at other public companies.

Equity Compensation
Upon initial appointment or election to our Board, each non-employee director receives a stock option grant of 5,000 shares of our common stock, subject to a three-year vesting period. Thereafter, our non-employee directors typically receive an annual equity award which vests immediately as partial compensation for their Board service. The table below sets forth the equity awards to our non-employee directors as compensation for fiscal year 2013 on April 30, 2013, the date of our 2013 Annual Meeting of Stockholders.

2013 Annual Equity Awards of Our Non-Employee Directors
Common Stock Award
Chairman of the Board	$75,000
Non-employee director (excluding the Chairman)	$60,000
Pursuant to our Director Compensation Policy, the number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date of April 30, 2013 (i.e., $7.76). Accordingly, for fiscal year 2013, each non-employee director (excluding the Chairman) received a common stock award of 7,732 shares and the Chairman received 9,665 shares.
The table below sets forth the equity awards to be made to our non-employee directors as compensation for fiscal year 2014 on April 22, 2014. We increased the value of equity awards by $15,000 based on review of equity awards to non-employee directors at other public companies.

2014 Annual Equity Awards of Our Non-Employee Directors
Common Stock Award
Chairman of the Board	$90,000
Non-employee director (excluding the Chairman)	$75,000
Pursuant to our Director Compensation Policy, the number of shares of common stock awarded will be determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date of April 22, 2014.
Director Stock Ownership Guidelines
We require our non-employee directors to own common stock valued at five times their annual retainers. All of our non-employee directors have met their target ownership levels, except our new directors, Bonnie C. Lind and John L. Workman. Under our rules, until target ownership is met, at least 50% of a non-employee director’s annual compensation fees are paid in shares of our common stock. We prohibit non-employee directors from selling their shares until they have met the holding requirement (however, they may tender shares: (i) to pay taxes upon the exercise of stock options or the vesting of shares of restricted stock; or (ii) for the exercise price upon the exercise of stock options). Stock ownership value is calculated annually using our average stock price for the prior six-month period. Once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact the determination. Also, after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.
CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is the independence of our directors, the separation of the roles of our CEO and Chairman of the Board, and our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our CEO and our senior officers, are available for review on our website at www.federalsignal.com.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman presides over executive sessions. Directors may be contacted as a group, by Committee, or individually, and the Chairman or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman or the non-employee directors, as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. All of our then-current directors, with the exception of Mr. Romeo whose term ended on April 30, 2013, attended the 2013 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2013, all members of our Compensation and Benefits Committee were independent directors, and no member other than Mr. Goodwin was a current or former employee of the Company. Mr. Goodwin is a former officer of the Company, who served as interim President and CEO from December 2007 until September 2008. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval, or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any), or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our Chairman, CFO, and Chief Administrative Officer and General Counsel implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-person transactions.
Additionally, each year we require our directors, nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our Corporate Secretary as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
Except as set forth below, during fiscal year 2013, we determined that none of our nominees for director, executive officers, stockholders owning more than 5% of our common stock, or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules.
Braden N. Waverley served as our Interim CFO from October 10, 2012 to June 15, 2013, pursuant to a consulting agreement. Mr. Waverley received a fee of $33,000 per month of service, a Short-Term Incentive Bonus Plan (“STIP”) award of $83,124 for fiscal year 2012, a cash incentive bonus of $50,000 for fiscal year 2013, and payment of $2,128 for legal fees. Prior to engaging Mr. Waverley, we entered into an agreement with ABW Holdings, LLC to provide consulting services in connection with our 2012 sale of FSTech. Mr. Waverley was the sole member of ABW Holdings, LLC. We paid ABW Holdings, LLC approximately $351,000 in 2012 for its services. The agreement with ABW Holdings, LLC terminated on October 10, 2012, when we engaged Mr. Waverley as Interim CFO.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our Named Executive Officers (“NEOs”):

•	Dennis J. Martin, President and CEO;

•	Jennifer L. Sherman, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary;

•	Brian S. Cooper, Senior Vice President and CFO;

•	Braden N. Waverley, former Interim CFO;

•	Bryan L. Boettger, President of the Public Safety Systems Division within our Safety and Security Systems Group; and

•	Joseph W. Wilson, former President of the Industrial Systems Division within our Safety and Security Systems Group.
We encourage you to read this section in conjunction with Proposal 2, the Say-on-Pay Advisory Vote regarding compensation of our NEOs, as this section includes a review of our 2013 performance, details the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation, and summarizes 2013 NEO compensation.
Please know that the Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote and, for that reason, it recommended stockholder advisory votes on executive compensation on an annual basis. The Committee’s recommended compensation programs were endorsed by 99% of the advisory votes cast at our 2013 Annual Meeting.
Executive Summary
During fiscal year 2013, our third full year with Dennis J. Martin as CEO, we continued our upward trajectory. At fiscal year-end, total stockholder return increased by 92.5% from December 31, 2012 and 161.6% from October 2010 when Mr. Martin began his tenure as CEO.
Recap of Fiscal Year 2013 Performance
Fiscal year 2013 was another year of profitable growth. We continued to benefit from our 2012 transformation from a highly leveraged company to a stabilized company with a renewed focus on our core businesses and competencies. Highlights included:

•	Net sales increased 6% over 2012 sales to $851.3 million;

•	Operating income rose 37% to $70.6 million in 2013 from $51.5 million in 2012;

•	Operating margin improved from 6.4% in 2012 to 8.3% in 2013;

•	Diluted earnings per share from continuing operations increased to $2.53, compared to $0.35 in 2012;

•	Cash flow from continuing operating activities increased by $31.1 million to $80.3 million, a 63% increase over 2012 cash flow from continuing operating activities of $49.2 million;

•	Income from continuing operations increased by $138.2 million to $160.2 million, a 628% increase over 2012 income from continuing operations of $22.0 million;

•	We lowered our debt balances by $65.7 million, or 42%, from $157.8 million to $92.1 million;

•	Our weighted-average interest rate on long-term borrowings is under 3%, down from approximately 12% in 2012; and

•	We reduced our interest expense by 59% in 2013, from $21.4 million in 2012 to $8.8 million in 2013.

Based on our fiscal year 2013 performance, our executives earned awards under our STIP. On an enterprise level, we exceeded the performance targets for both earnings and cash flow. As a result, the NEOs earned between 83% and 172% of the financial targets under the STIP.
Executive Compensation Program Updates during Fiscal Year 2013 and 2014
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:

•
The Committee retained the same equity mix from immediately prior years for long-term equity incentive awards. This design closely aligns equity awards with stockholder interests. We do not award time-based restricted stock to executive officers, opting instead for stock option awards (which only have value if the Company’s share price rises) and performance-based restricted stock units (which are awarded only if the Company achieves annual threshold performance targets and do not vest for two years after the award).

•
In accordance with current governance best practices, the Committee clarified its equity incentive plan and awards under the 2005 Executive Incentive Compensation Plan (2010 Restatement) to allow the Committee to determine retirement-related compensation matters on a case-by-case basis and to consider factors such as the individual’s age and health, years of service, contributions to the Company, timing of departure relative to business needs, and contributions to the Company after retirement.

•
In February 2014, the Committee approved changes to our long-term equity incentive awards, effective fiscal year 2014, which included increasing the performance period from one to two years followed by a one-year vesting period, and adding a return on invested capital metric designed to incentivize and reward the efficient use of capital.

•
Effective fiscal year 2014, the Committee amended the Company’s STIP to exclude cash flow from continuing operating activities as a separate objective at the Company level because it is effectively captured in the calculation of primary working capital and earnings, which will remain elements of the STIP calculation. The STIP for 2014 includes earnings (weighted at 50%), primary working capital (weighted at 20%), and individual objectives (weighted at 30%).

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs include individual performance objectives, emphasize innovation and teamwork, and reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial, and operational goals that successfully drive growth in stockholder value;

•
Total targeted compensation must be competitive to attract, motivate, and retain experienced executives during all business cycles with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives and directors with the interests of stockholders and help build long-term value.
Our compensation consultant, Towers Watson, assisted us in a survey of compensation practices of comparator companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term profitability.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives, and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits, and perquisites;

•	Establishes performance goals for our CEO and oversees the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;

•
Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years, and our capacity to fund the compensation;

•	Reviews our CEO’s annual succession planning report and executive development recommendations for his direct reports;

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and

•	Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our CEO reviews the performance of each other executive officer and presents his recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. CEO compensation is determined by the Committee alone, meeting in executive session without the CEO present.
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:

•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	retirement, health and welfare benefits; and

•	perquisites.
Our programs allow us to balance individual, business unit, and Company-wide goals and achievements in determining executive officer pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards, and equity grants for our executive officers.

We believe that the percentage of at-risk compensation should generally increase in proportion with the executive officer’s position and level of responsibility. At-risk compensation includes performance-based restricted stock awards, stock options, and cash incentives under the STIP. During fiscal year 2013, the at-risk compensation of our CEO was 73% and the at-risk compensation of our other NEOs was 59.2%.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. Base salaries are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2013, actual base salaries for our NEOs ranged from 13% less than to 5.6% more than market midpoint targets. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; and (iv) market factors.
Annual Cash Incentive Payments
Overview
Annual cash incentive payments are paid under our STIP based upon the achievement of both Company and individual performance objectives. Depending on officer position, Company objectives during fiscal year 2013 were based on target consolidated earnings and cash flow for the Company and its subsidiaries and, in some cases, the relevant business group (“Group”) or division (“Division”) as depicted in the table below.

	Company Financial Performance	Group Financial Performance	Division Financial Performance	Individual Performance
President and CEO	70%	—	—	30%
Senior Vice President, CAO and General Counsel	70%	—	—	30%
Senior Vice President and CFO	70%	—	—	30%
Interim CFO	—	—	—	—
Division President	28%	14%	28%	30%
Company, Group and/or Division performance comprises 70% of the STIP design and individual performance comprises 30%. The Committee believes that this split encourages executives to collaborate across the Company in order to achieve broader Company-wide objectives in addition to achieving results within specific Groups or Divisions.
For fiscal year 2013, the financial objectives portion of the STIP consisted of an earnings component weighted at 40% and a cash flow component weighted at 30%. The calculation of incentive compensation payable in connection with financial objectives is based on the achievement of threshold, target and maximum financial goals which have been set for Groups, Divisions, and our Company as a whole.
For fiscal year 2014, the Committee elected to increase the earnings component to 50% and to utilize a primary working capital metric weighted at 20% in lieu of a consolidated cash flow metric at the Company level. We believe that cash flow is adequately captured in the primary working capital metric. These changes do not alter our view of the importance of both liquidity and managing cash flow.
The remaining 30% of the STIP award is based on the achievement of individual objectives, consisting of an individual performance goal rating weighted at 18% and a competency rating weighted at 12%. Performance is measured by numerical scores the executive receives in the annual performance appraisal process. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses to those who have underperformed.
The Committee believes our STIP design motivates individuals and ensures accountability. At the same time, we retain broad discretion to adjust or discontinue the STIP on an annual basis to accommodate changing market conditions and Company objectives.
Company Objectives
The tables below depict the relevant Company objectives for our 2013 and 2014 STIP.

2013 STIP	Company Level	Group and Division Level
Earnings
Based on consolidated income before income taxes. As the Company’s income taxes are largely impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on earnings before interest and taxes, thereby excluding income taxes and interest expense, neither of which are generally impacted by participants at this level.
Cash Flow	Based on consolidated cash provided by continuing operating activities.
Based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).

2014 STIP	Company Level	Group and Division Level
Earnings
Based on consolidated income before income taxes. As the Company’s income taxes are largely impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on earnings before interest and taxes, thereby excluding income taxes and interest expense, neither of which are generally impacted by participants at this level.
Primary Working Capital
Based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).

Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to award and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
Individual Objectives
Measurement of performance against individual objectives is determined through our performance appraisal process. This process has both objective and subjective components and is subject to the discretion of our CEO and the Committee with respect to NEOs and our Committee alone with respect our CEO.
Individual objectives for our executive officers are set in the first quarter of each fiscal year jointly by the CEO and each executive officer and then submitted for approval by the Committee. Following the end of each year, the Committee determines the individual performance-based bonus payouts by considering: (i) input from the CEO; (ii) personal observations on performance; and (iii) achievement of individual objectives. Individual objectives consist of: (a) pre-defined competencies applicable to all executives; and (b) personal objectives that are specific to each executive. Competencies include, among others, business acumen, customer focus and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets, or product quality. Measuring actual performance relative to objectives defined at the beginning of the year allows us to differentiate among executives and emphasize the link between personal performance and compensation.
The Committee may adjust the amount payable to any participant with respect to the individual objectives, reducing it to as low as zero or increasing it to as much as twice the individual performance component percentage. For example, the Committee may further reward executives who consistently demonstrate outstanding performance.
Payouts and Clawback Policy
Typically, in February of each year, the Committee determines the STIP cash awards based upon prior-year performance. Cash bonus incentive payments are generally made in March.

Threshold, target, or maximum goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentage for each executive is based on competitive market data. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award are interpolated on a straight-line basis between the end-points.
The Committee retains the discretion to adjust the individual portion of the STIP award and approves the total amount of the STIP award. The total individual performance portion of the STIP is limited to twice the individual performance component percentage. In addition, the STIP limits the total award to twice each participant’s target bonus opportunity.
Payments under the STIP are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, an NEO must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such NEO, taking into account the restated financial results or otherwise corrected performance results.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive plan is designed simultaneously to attract, motivate, and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers designed to ensure continued ownership as discussed below under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards with two components: stock options and performance-based restricted stock units. The overall value of the long-term incentives is allocated one-half to each of the components. Stock options have value only if our share price appreciates. Likewise, performance-based restricted stock units are earned only if we achieve a threshold performance target on another key financial metric -- i.e., earnings per share (“EPS”) from continuing operations. In our view, EPS from continuing operations is the most relevant measure because it most directly affects long-term share price appreciation. If our EPS from continuing operations performance threshold is not achieved, no shares are earned. These awards are valued using the closing price of our common stock on the grant date.
The table below illustrates our annual performance award mix over the last three fiscal years, our performance measures, the applicable performance period and whether the award was earned.

Annual Equity Award Mix	Performance Unit Metric (1)	Performance Period (1)	Fiscal Year	Award Earned or Not Earned
Performance Units (50%) Stock Options (50%)	Earnings Per Share from Continuing Operations (2)	1 year	2011	Not Earned (3)
			2012	Earned (3)
			2013	Earned (3)

(1)
Effective fiscal year 2014, we increased the performance period from one to two years, added an additional performance metric (return on invested capital) weighted at 25%, and applied a one-year additional vesting period. In our view, these modifications advance our compensation philosophy by further deepening the linkage between the long-term interests of our executives and stockholders.

(2)
If the Company achieves at least the threshold target for the relevant performance metric for the fiscal year, a percentage of the performance-based restricted stock units are earned and the underlying shares of Company common stock are issued upon the completion of a two-year vesting requirement calculated from the beginning of the completion of the performance period. If the Company does not achieve the threshold target, the award is forfeited and no units are earned and no shares are issued.

(2)
For fiscal year 2011, the performance share metric was not achieved, the award was forfeited and no shares were earned. For fiscal years 2012 and 2013 the performance metric was achieved and the shares were earned at 200% of target each year. These shares will be issued if the executive officer remains employed by the Company for a period of two years after the completion of each respective fiscal year.

The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award restricted stock units to certain employees, international employees in particular, in substitution for one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns, and competitive market data for the specific country at issue.

Executive Stock Ownership Requirement
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors. Specifically, those executives who have the strongest ability to influence our stock price are subject to the provisions of this policy. We believe executive equity ownership plays a key role in aligning the interests of our executives and stockholders.
The table below illustrates the target stock ownership levels for our executive officers. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value).

Position/Title	Target Ownership Level
President and CEO	5 × Base Salary
Group Presidents and Direct Reports to CEO	3 × Base Salary
The earned equity holdings of Dennis Martin, our President and CEO, and Jennifer Sherman, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, exceed our target ownership levels.
Generally, executive officers are not permitted to sell shares of Company stock prior to achieving their ownership target. Once achieved, the target ownership level must be maintained before any sale is permitted unless an exclusion or exception applies. Sales of Company stock held in the 401(k) plan are excluded. Executive officers below target ownership levels must obtain prior CEO approval prior to selling their shares. Exceptions to these guidelines may be granted depending upon the circumstances and if the executive officer is making adequate progress toward achieving his or her ownership target. Under these guidelines, the tendering of shares to pay taxes upon the vesting of restricted stock shares or exercise of stock options or to pay the exercise price upon the exercise of stock options is permitted. There is no minimum time period required to achieve the target ownership level. Shares that count towards satisfaction of the ownership targets include direct ownership, beneficial ownership, shares owned in 401(k) savings and profit-sharing plans, unvested restricted shares, and earned performance-based restricted stock units.
Once an executive officer has reached his or her target ownership level, he or she is also required to retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the exercise or vesting date.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Director Compensation” under the heading “Equity Compensation.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our insider trading policy, we prohibit directors, employees, and certain of their family members from: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors and executive officers are prohibited during certain blackout periods.
We also prohibit all employees, including directors and executive officers, from engaging in certain speculative trading activities with regard to Company stock such as selling stock “short,” holding stock in margin accounts, or pledging Company stock.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
Executives participate in the same retirement savings plans available to other eligible employees. Our Retirement Savings Plan is a 401(k) defined contribution plan that includes both a matching component and an additional points-weighted Company contribution, providing an opportunity for enhanced benefits. Generally, all eligible employees receive a Company-matching contribution of up to 50% of the first 6% of the compensation the employee elects to defer into the plan. Eligible employees may receive an additional Company-paid retirement contribution between 1% and 4% of eligible compensation based on age, years of service, and employee status.
For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices identical to those available under the 401(k) plan.
Certain employees, including three of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan at December 31, 2006 and wage increases shall freeze effective December 31, 2016.

Health and Welfare Plans
NEOs participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	vehicle allowances; and

•	airline club memberships.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. The Committee approved reimbursement of legal fees in incurred by Mr. Waverley pursuant to his consulting agreement in the amount of $2,128. No other additional perquisites were approved for fiscal year 2013.
Setting Actual Compensation for Our Named Executive Officers
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2013, the Committee evaluated and weighed Company and individual performance, level of responsibility, and actual salary compared to the targeted level. In February 2014, the Committee engaged in the same process and weighed the same factors in setting NEO base salaries for fiscal year 2014. The base salaries of our executive officers for 2014 are targeted at the 50th percentile of competitive market data and range within 10% of the 50th percentile.
The table below sets forth base salary information for each of our NEOs for fiscal years 2012 to 2014.

Named Executive Officer	2012 Annual Base Salary	2013 Annual Base Salary	2014 Annual Base Salary	% Change between 2012 and 2013	% Change between 2013 and 2014
Dennis J. Martin	$725,000	$755,000	$780,000	4.14%	3.31%
Jennifer L. Sherman	$350,000	$380,000	$393,300	8.57%	3.50%
Brian S. Cooper (1)	$—	$320,000	$339,200	—%	6.00%
Braden N. Waverley (2)	$—	$—	$—	—%	—%
Bryan L. Boettger	$228,375	$238,750	$245,913	4.54%	3.00%
Joseph W. Wilson (3)	$231,750	$238,750	$—	3.02%	—%

(1)
We hired Mr. Cooper to serve as our CFO effective May 28, 2013. For fiscal year 2014, Mr. Cooper received a 3% merit increase and a 3% market adjustment because his base salary was at the 29th percentile relative to other CFOs within our comparator group.

(2)
Mr. Waverley served as our Interim CFO pursuant to a consulting agreement. He received a monthly fee of $33,000. Mr. Waverley’s services ceased effective June 15, 2013, and his duties transitioned to Mr. Cooper.

(3)	Mr. Wilson retired on January 24, 2014.

Annual Cash Incentive Payments— STIP
Financial-Based Incentive Compensation
For fiscal year 2013, we measured the earnings component at the Company level based on consolidated income before income taxes. In the Committee’s view, the Company’s income taxes are impacted by factors outside the control of the majority of STIP participants and therefore should not factor into the calculation. At the Group level, we measured earnings based on earnings before interest and taxes. In doing so, the Committee excluded income taxes and interest expense, which generally are not impacted by the performance of lower level executives whose STIP includes a Group level earnings component.
We measured cash flow at the Company level based on consolidated cash provided by continuing operating activities. At the Group level we measured cash flow based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).
The threshold, target, and maximum goals, along with the Company’s actual performance with respect to these goals, are set forth in the following tables.
2013 STIP — Earnings Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$33.6	$44.9	$56.1	$52.1	164%
Environmental Solutions Group	$35.3	$47.0	$58.8	$57.6	190%
Safety and Security Systems Group	$27.1	$36.2	$45.2	$26.6	—%
Fire Rescue Group	$9.9	$13.2	$16.5	$9.7	—%
2013 STIP — Financial-Based Incentive Cash Flow Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$61.6	$72.5	$83.4	$81.4	182%
Environmental Solutions Group	16.2%	14.1%	12.0%	13.4%	133%
Safety and Security Systems Group	20.7%	18.0%	15.3%	20.1%	61%
Fire Rescue Group	34.7%	30.2%	25.8%	34.6%	51%
Aggregate Targets and Actual Incentive Compensation
As shown in the tables that follow, for fiscal year 2013, the target annual bonus opportunity for Mr. Martin was set at 100% of his base salary and the target opportunities for Ms. Sherman and Mr. Cooper were set at 60% of their base salaries. Messrs. Wilson and Boettger’s target annual bonus opportunities were set at 45% of their base salaries.
2013 STIP — Aggregate Targets

Named Executive Officer	Target Bonus Opportunity as Percentage of Salary (%)	Target Financial- Based Incentive ($)	Target Individual Performance- Based Incentive ($)	Total Target Incentive ($)
Dennis J. Martin	100%	$528,500	$226,500	$755,000
Jennifer L. Sherman	60%	$159,600	$68,400	$228,000
Brian S. Cooper (1)	60%	$80,123	$34,339	$114,462
Braden N. Waverley (2)	—%	$—	$—	$—
Bryan L. Boettger	45%	$75,207	$32,231	$107,438
Joseph W. Wilson	45%	$75,207	$32,231	$107,438

(1)	Mr. Cooper was eligible to receive a prorated cash incentive bonus for fiscal year 2013 based on his start date of May 28, 2013.

(2)	Mr. Waverley was eligible for a discretionary bonus award.
The Committee, in its discretion, adjusted the target award levels and actual performance levels.
The annual incentive bonuses paid to our NEOs for fiscal year 2013 performance under the corporate financial and individual performance-based measures are shown below.

2013 STIP — Aggregate Payments

Name	Payment Based on Company Performance ($)	Payment Based on Business Unit Performance(s) ($)	Payment Based upon Individual Performance ($)	Total STIP Payment ($)	Percent of Target (%)
Dennis J. Martin (1)	$906,554	$—	$453,000	$1,359,554	180%
Jennifer L. Sherman (1)	$273,767	$—	$136,800	$410,567	180%
Brian S. Cooper (1)	$137,693	$—	$51,603	$189,296	165%
Braden N. Waverley (2)	$—	$—	$—	$—	—%
Bryan L. Boettger (3)	$51,602	$14,979	$48,347	$114,928	107%
Joseph W. Wilson (3)	$51,602	$13,922	$32,231	$97,755	91%

(1)
In recognition of the contributions and outstanding leadership in developing and implementing the turnaround strategy for our Company, Mr. Martin and Ms. Sherman were each awarded 2 times their targets for individual performance, and Messrs. Cooper and Boettger were each awarded 1.5 times their targets for individual performance.

(2)	Mr. Waverley was awarded $50,000 as a discretionary bonus in recognition of his contributions to the Company during 2013.

(3)	Business unit performance for Messrs. Boettger and Wilson is included in Group and Division awards.
The STIP design will continue to be comprised of 70% financial objectives and 30% individual objectives. However, beginning in fiscal year 2014, the Committee increased the weight of the earnings measure to 50% and opted to use a primary working capital measure at the Company level weighted at 20%. We believe that cash flow is adequately captured in the primary working capital metric. These changes do not alter our view of the importance of both liquidity and managing cash flows.
Long-Term Equity Incentives
In May 2013, the Committee granted equity incentive awards in the form of options and performance-based restricted stock units as specified below:

•
Messrs. Martin, Boettger, and Wilson and Ms. Sherman received options to purchase 144,444; 17,222; 17,222; and 50,556 shares of our common stock, respectively, at an exercise price of $8.40 per share (the closing price of our stock on date of grant). Mr. Cooper received options to purchase 31,622 shares at an exercise price of $9.03 per share (the closing price of our stock on the date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.

•
Messrs. Martin, Cooper, Boettger and Wilson and Ms. Sherman received performance-based restricted stock units of 77,381; 17,054; 9,226; 9,226; and 27,083, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a one-year performance metric during fiscal year 2013. The performance metric was met for fiscal year 2013, and is subject to vesting requirements that require each recipient to remain employed with us for an additional two years following the end of the performance period (i.e., until December 31, 2015).

In connection with Mr. Wilson’s retirement, one third of the 9,226 restricted stock units granted to him in May 2013 (i.e., 3,076 restricted stock units) are eligible to vest on February 1, 2015 at an earned level of 200%. His remaining restricted stock units from the May 2013 award and his option award from 2013 were forfeited.
Independent Compensation Consultant
For fiscal year 2013, Towers Watson assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. Towers Watson also participated in select Committee meetings. The aggregate fees paid to Towers Watson for executive compensation services in fiscal year 2013 totaled $35,941. Towers Watson also provided pension and benefit consulting and other services to the Company during fiscal year 2013 at the request of Company management. The aggregate fees for the additional services totaled $249,622. The Committee discussed the independence of Towers Watson and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and recently approved 2013 NYSE rules. As part of its review, the Committee received a letter from Towers Watson that discussed its independence and provided relevant disclosure regarding the NYSE and SEC factors.

Management and the Committee determined that Towers Watson was independent based in part on the following reasons:

•	The total fees paid to Towers Watson of $285,563 represented less than 0.008% of Towers Watson’s revenue for its 2013 fiscal year-end ($3.6 billion);

•	There is no overlap between the Towers Watson team that provided services to the Committee and the Towers Watson team that provided the additional services;

•	No member of the Towers Watson team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;

•	Towers Watson prohibits compensation consultants from owning stock in any companies it advises;

•	There are no business ventures or personal relationships between Towers Watson and any member of the Committee; and

•	There is no affiliation between any of member of Towers Watson’s team and any member of our Board of Directors or any NEO.
After its review, the Committee decided to retain Towers Watson as the Company’s independent compensation consultant for 2014.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
In December 2012, the Company, with the assistance of Towers Watson, undertook a comprehensive review of our comparator group in light of the changes in our mix of businesses and revenue projections following the 2012 sale of FSTech and merger and acquisition activities affecting two of the comparator companies included in our 2012 group. We determined to limit the revenue ranges among the companies in our comparator group to those with median revenues of approximately $850 million, as compared to the previous median which was closer to $1 billion in revenues.
With the assistance of Towers Watson, we identified the following comparator companies for fiscal year 2013:

• Actuant Corporation	• Graco Inc.
• Alamo Group	• The Greenbrier Companies Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Brady Corporation	• Kaydon Corporation
• Columbus McKinnon Corporation	• Nordson Corporation
• Commercial Vehicle Group	• Powell Industries
• EnPro Industries, Inc.	• Standex International
• ESCO Technologies Inc.	• Teleflex Incorporated
• L.B. Foster Company	• Tennant Company
• Franklin Electric Company, Inc.	• TriMas Corporation
In December 2013, the Company, with the assistance of Towers Watson, reviewed our comparator group. We decided to retain existing comparator companies for 2014, with the exception of Kaydon Corporation (which was acquired during 2013), based on the relevant mix of businesses and our relative position at median within the group with respect to revenue and market cap.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits under Section 409A of the Internal Revenue Code
Our compensation policy provides as follows:

•
We will not enter into any employment agreement, severance agreement, or Change-in-Control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•
Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).
This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a Change-in-Control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the CEO and the four most highly compensated other executive officers. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) if it is appropriate based on its assessment of the interests of the Company and its stockholders. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is important and necessary that it retains the discretion to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if such arrangements are in the best interests of our Company and our stockholders.
COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
James E. Goodwin
Paul W. Jones
William F. Owens
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued for our NEOs during the last three fiscal years.
Summary Compensation Table for Fiscal Years 2011 through 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(7)	Stock Awards ($)(2)(7)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis J. Martin, President and CEO	2013	$750,000	$—	$650,000	$649,998	$1,359,554	$—	$169,970	$3,579,522
	2012	$715,750	$393,000	$675,000	$550,000	$1,350,000	$—	$91,417	$3,775,167
	2011	$666,250	$—	$500,003	$500,001	$401,700	$—	$29,051	$2,097,005
Jennifer L. Sherman, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2013	$375,000	$—	$227,497	$227,502	$410,567	$—	$78,920	$1,319,486
	2012	$347,458	$205,000	$312,500	$187,500	$391,034	$68,634	$67,543	$1,579,669
	2011	$333,125	$—	$141,498	$141,500	$120,510	$49,850	$50,897	$837,380
Brian S. Cooper, Senior Vice President and CFO	2013	$191,590	$—	$153,998	$153,999	$189,296	$—	$15,320	$704,203
	2012	$—	$—	$—	$—	$—	$—	$—	$—
	2011	$—	$—	$—	$—	$—	$—	$—	$—
Braden N. Waverley (8), Interim CFO	2013	$181,500	$50,000	$—	$—	$—	$—	$2,128	$233,628
	2012	$88,592	$—	$—	$—	$83,124	$—	$—	$171,716
	2011	$—	$—	$—	$—	$—	$—	$—	$—
Bryan L. Boettger, President, Public Safety Systems Division of the Safety and Security Systems Group	2013	$237,021	$—	$77,498	$77,499	$114,928	$—	$29,734	$536,680
	2012	$—	$—	$—	$—	$—	$—	$—	$—
	2011	$—	$—	$—	$—	$—	$—	$—	$—
Joseph W. Wilson, President, Industrial Systems Division of the Safety and Security Systems Group	2013	$237,583	$—	$77,498	$77,499	$97,755	$—	$47,984	$538,319
	2012	$230,625	$—	$71,500	$71,500	$139,057	$116,915	$39,707	$669,304
	2011	$219,630	$—	$53,041	$53,041	$83,518	$93,388	$35,946	$538,564

(1)
Due to the important nature of our debt refinancing and the outstanding performance of the executives leading the initiative, on February 22, 2012, in connection with the Company’s refinancing of its credit and note facilities, the Compensation and Benefits Committee awarded one-time cash bonuses to Mr. Martin and Ms. Sherman in the amounts of $268,000 and $80,000, respectively. These amounts are included in the bonus amounts indicated in the table for fiscal year 2012. The balance of the amounts depicted are described in footnotes (7) (8).

(2)
The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and performance-based restricted stock units, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The restricted stock awards are valued at the closing price of our Company’s common stock on the grant date. The Company implemented a new equity award design in fiscal year 2011 using an EPS from continuing operations metric. Performance-based restricted stock units granted in fiscal years 2011, 2012, and 2013 were valued at the closing price of our Company’s stock on the grant date, resulting in a value of $6.52 and $5.50 for 2011 and 2012, respectively, and $8.40 and $9.03 for grants issued on May 9 and May 28, 2013, respectively. The EPS from continuing operations threshold for fiscal year 2011 performance-based restricted stock units was not satisfied and the 2011 performance-based restricted stock units were forfeited. For fiscal year 2012, the EPS from continuing operations maximum was achieved and 200% of the target units were earned. The shares underlying the earned units will be issued upon completion of an additional two-year vesting requirement beginning at the end of the performance period and ending on December 31, 2014, or they will be forfeited. For fiscal year 2013, the EPS from continuing operations maximum was achieved and 200% of the target units were earned. The shares underlying the earned units will be issued upon completion of an additional two-year vesting requirement beginning at the end of the performance period and ending on December 31, 2015, or they will be forfeited.

(3)
The option award values represent the aggregate grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $4.87 for options granted on May

28, 2013; $4.50 for options granted on May 9, 2013; $2.73 for options granted on May 9, 2012; $2.89 for options granted on July 26, 2011; and $3.13 for options granted on May 4, 2011.

(4)
Reflects cash payments to the named individuals under the STIP. For a description of this program, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)
Reflects the actuarial increase in the present value of the NEOs’ benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for eligible NEOs declined in 2013; decreases in pension value are not reflected in the Summary Compensation Table. The present value of accumulated pension benefits for Ms. Sherman and Messrs. Boettger and Wilson decreased by $39,278, $27,703 and $46,554, respectively. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation in fiscal year 2013 includes the following aggregate perquisites and other items.

Name	Auto Allowance ($)	Contribution to Retirement Savings Plans ($)	Savings Restoration Plan Contributions ($)	Other Items ($)(a)	Totals ($)
Dennis J. Martin	$13,800	$17,850	$136,340	$1,980	$169,970
Jennifer L. Sherman	$11,400	$17,850	$48,430	$1,240	$78,920
Brian S. Cooper	$6,773	$8,156	$—	$391	$15,320
Braden N. Waverley (b)	$—	$—	$—	$2,128	$2,128
Bryan L. Boettger	$11,400	$17,850	$—	$484	$29,734
Joseph W. Wilson	$11,400	$15,829	$20,270	$485	$47,984

(a)
For Mr. Martin, includes $450 for membership in the United Airlines Red Carpet Club and $1,530 for life insurance premium payments. For Ms. Sherman, includes $475 for membership in the United Airlines Red Carpet Club and $765 for life insurance premium payments. For Messrs. Cooper, Boettger, and Wilson, amounts stated are for life insurance premium payments.

(b)
Mr. Waverley was not eligible for any perquisites under the terms of his consulting agreement, with the exception of reimbursement of capped legal fees incurred in connection with his consulting agreement.

(7)
The 2012 “Bonus” and “Stock Awards” columns include incentive bonuses awarded to Mr. Martin and Ms. Sherman on June 21, 2012 with respect to the sale of the FSTech businesses in the amount of $250,000 to each of them contingent upon the closing of the sale of FSTech. The bonuses were paid on September 4, 2012, following the closing of the FSTech sale as follows: (i) $125,000 in cash; and (ii) $125,000 in shares of restricted stock awarded under our 2005 Executive Incentive Compensation Plan (2010 Restatement) (i.e., an award of 20,458 shares based on the closing price of the Company’s common stock on the date of grant of $6.11 per share). The restricted stock will vest in full on September 4, 2015, subject to continued employment.

(8)
Mr. Waverley served as our Interim CFO while we conducted a search for a permanent CFO from October 10, 2012 to June 15, 2013. Under the terms of his consulting agreement, his compensation was a monthly fee of $33,000. In addition, Mr. Waverley received a STIP bonus in the amount of $83,124 for fiscal year 2012 and a discretionary cash bonus of $50,000 for fiscal year 2013. He received $2,128 to cover legal fees. Mr. Waverley was not awarded any equity.

Grants of Plan-Based Awards
The table that follows sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2013.
Grants of Plan-Based Awards in Fiscal Year 2013

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Martin		$377,500	$755,000	$1,510,000	—	—	—	—	—	$—	$—
	5/9/2013	$—	$—	$—	38,691	77,381	154,762	—	—	$—	$650,000
	5/9/2013	$—	$—	$—	—	—	—	—	144,444	$8.40	$649,998
Jennifer L. Sherman		$114,000	$228,000	$456,000	—	—	—	—	—	$—	$—
	5/9/2013	$—	$—	$—	13,542	27,083	54,166	—	—	$—	$227,497
	5/9/2013	$—	$—	$—	—	—	—	—	50,556	$8.40	$227,502
Brian S. Cooper (4)		$57,231	$114,462	$228,923	—	—	—	—	—	$—	$—
	5/9/2013	$—	$—	$—	8,527	17,054	34,108	—	—	$—	$153,998
	5/9/2013	$—	$—	$—	—	—	—	—	31,622	$9.03	$153,999
Braden N. Waverley (5)		$—	$—	$—	—	—	—	—	—	$—	$—
	—	$—	$—	$—	—	—	—	—	—	$—	$—
	—	$—	$—	$—	—	—	—	—	—	$—	$—
Bryan L. Boettger		$53,719	$107,438	$214,875	—	—	—	—	—	$—	$—
	5/9/2013	$—	$—	$—	4,613	9,226	18,452	—	—	$—	$77,498
	5/9/2013	$—	$—	$—	—	—	—	—	17,222	$8.40	$77,499
Joseph W. Wilson		$53,719	$107,438	$214,875	—	—	—	—	—	$—	$—
	5/9/2013	$—	$—	$—	4,613	9,226	18,452	—	—	$—	$77,498
	5/9/2013	$—	$—	$—	—	—	—	—	17,222	$8.40	$77,498

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(2)
These columns include information regarding performance-based restricted stock units. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of performance-based restricted stock units granted are earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if the EPS from continuing operations achieved is equal to the EPS from continuing operations target (100% of performance-based restricted stock units are earned). The “Maximum” column represents the full payout potential under the plan if the EPS from continuing operations is equal to or greater than the EPS maximum (200% of performance-based restricted stock units are earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the EPS from continuing operations for the fiscal year. For fiscal year 2013, the EPS from continuing operations maximum was achieved and 200% of the target shares were earned. These shares will vest and be issued subject to completion of a two-year vesting requirement (i.e., on December 31, 2015).

(3)
The grant date fair values are calculated based upon ASC 718. The fair value of performance-based restricted stock units was set at the closing price of our Company’s common stock on the grant dates, resulting in an estimated value of $8.40 for units granted on May 9, 2013, and $9.03 for units granted on May 28, 2013. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $4.50 for options granted on May 9, 2013, and $4.87 for options granted on May 28, 2013.

(4)	Mr. Cooper’s target award was prorated based on his date of hire of May 28, 2013.

(5)
Mr. Waverley served as our Interim CFO from October 10, 2012 until June 15, 2013, pursuant to a consulting agreement while we conducted a search for a permanent CFO. He was not eligible for plan-based awards but received a discretionary bonus award in the amount of $50,000 for fiscal year 2013. This amount is reflected in the “Bonus” column of the Summary Compensation Table.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3) (4) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights ($)
Dennis J. Martin	03/12/08	5,000	—	—	$12.39	03/12/18	—	$—	—	$—
	10/30/10	90,875	—	—	$5.39	10/30/20	—	$—	—	$—
	05/04/11	106,660	53,330	—	$6.52	05/04/21	—	$—	—	$—
	05/09/12	—	—	—	$—	—	200,000	$2,930,000	—	$—
	05/09/12	67,155	134,310	—	$5.50	05/09/22	—	$—	—	$—
	09/04/12	—	—	—	$—	—	20,458	$299,710	—	$—
	05/09/13	—	144,444	—	$8.40	05/09/23	—	$—	—	$—
	05/09/13	—	—	—	$—	—	154,762	$2,267,263	—	$—
Jennifer L. Sherman	02/12/04	5,000	—	—	$18.89	02/12/14	—	$—	—	$—
	03/10/04	5,000	—	—	$18.93	03/10/14	—	$—	—	$—
	02/10/05	15,700	—	—	$16.01	02/10/15	—	$—	—	$—
	02/08/06	13,525	—	—	$16.94	02/08/16	—	$—	—	$—
	02/26/07	11,700	—	—	$16.10	02/26/17	—	$—	—	$—
	02/22/08	16,100	—	—	$10.59	02/22/18	—	$—	—	$—
	02/20/09	16,100	—	—	$6.68	02/20/19	—	$—	—	$—
	08/07/09	14,479	—	—	$8.53	08/07/19	—	$—	—	$—
	04/26/10	20,200	—	—	$10.04	04/26/20	—	$—	—	$—
	05/04/11	30,185	15,092	—	$6.52	05/04/21	—	$—	—	$—
	05/09/12	—	—	—	$—	—	68,182	$998,866	—	$—
	05/09/12	22,894	45,787	—	$5.50	05/09/22	—	$—	—	$—
	09/04/12	—	—	—	$—	—	20,458	$299,710	—	$—
	05/09/13	—	50,556	—	$8.40	05/09/23	—	$—	—	$—
	05/09/13	—	—	—	$—	—	54,166	$793,532	—	$—
Brian S. Cooper	05/28/13	—	31,622	—	$9.03	05/28/23	—	$—	—	$—
	05/28/13	—	—	—	$—	—	34,108	$499,682	—	$—
Braden N. Waverley (7)	—	—	—	—	$—	—	—	$—	—	$—
Bryan L. Boettger	02/12/04	1,750	—	—	$18.89	02/12/14	—	$—	—	$—
	02/10/05	9,000	—	—	$16.01	02/10/15	—	$—	—	$—
	02/08/06	7,500	—	—	$16.94	02/08/16	—	$—	—	$—
	02/26/07	6,100	—	—	$16.10	02/26/17	—	$—	—	$—
	02/22/08	19,300	—	—	$10.59	02/22/18	—	$—	—	$—
	02/20/09	9,800	—	—	$6.68	02/20/19	—	$—	—	$—
	04/26/10	9,300	—	—	$10.04	04/26/20	—	$—	—	$—
	05/04/11	8,703	4,352	—	$6.52	05/04/21	—	$—	—	$—
	05/09/12	—	—	—	$—	05/09/22	26,000	$380,900	—	$—
	05/09/12	8,730	17,460	—	$5.50	05/09/22	—	$—	—	$—
	05/09/13	—	17,222	—	$8.40	05/09/23	—	$—	—	$—
	05/09/13	—	—	—	$—	—	18,452	$270,322	—	$—
Joseph W. Wilson (8)	02/12/04	500	—	—	$18.89	02/12/14	—	$—	—	$—
	02/12/04	500	—	—	$18.89	02/12/14	—	$—	—	$—
	02/08/06	3,000	—	—	$16.94	02/08/16	—	$—	—	$—
	02/26/07	3,400	—	—	$16.10	02/26/17	—	$—	—	$—
	02/22/08	22,000	—	—	$10.59	02/22/18	—	$—	—	$—
	02/20/09	16,400	—	—	$6.68	02/20/19	—	$—	—	$—
	04/26/10	12,100	—	—	$10.04	04/26/20	—	$—	—	$—
	05/04/11	11,315	5,657	—	$6.52	05/04/21	—	$—	—	$—
	05/09/12	—	—	—	$—	—	26,000	$380,900	—	$—
	05/09/12	8,730	17,460	—	$5.50	05/09/22	—	$—	—	$—
	05/09/13	—	17,222	—	$8.40	05/09/23	—	$—	—	$—
	05/09/13	—	—	—	$—	—	18,452	$270,322	—	$—

(1)
Stock options granted in fiscal year 2004 vested ratably over two years from the grant date. Stock options granted in fiscal year 2005 to fiscal year 2013 vest ratably over three years from the grant date.

(2)
Prior to fiscal year 2007, the exercise price for each option grant was the lowest sale price of our common stock on the grant date. Beginning in fiscal year 2008 and to date, we use the closing price for our common stock, as reported by the NYSE, on the grant date.

(3)
Restricted stock granted from fiscal year 2005 through fiscal year 2013 vests in full on the third anniversary of the grant date. Performance-based restricted stock units awarded in 2012 and 2013 were earned at 200% in performance periods ending December 31, 2012 and December 31, 2013.

(4)
The performance-based restricted stock units in this column granted on May 9, 2012 were earned at 200% on December 31, 2012. The underlying shares will be issued subject to an additional two-year vesting period that ends on December 31, 2014.

(5)
The performance-based restricted stock units in this column granted on May 9, 2013 were earned at 200% on December 31, 2013. The underlying shares will be issued subject to an additional two-year vesting period that ends on December 31, 2015.

(6)	Based on the closing price of $14.65 per share on December 31, 2013.

(7)	Mr. Waverley was not eligible to receive equity awards under our incentive plans.

(8)
Mr. Wilson retired on January 24, 2014. In connection with Mr. Wilson’s retirement: (a) 26,000 performance-based restricted stock units earned in 2012 vested on January 24, 2014, and the underlying shares will be issued in January 2015; (b) subject to his compliance with various restrictive covenants, 6,152 performance-based restricted stock units earned in 2013 are eligible to vest on February 1, 2015 and underlying shares will be issued in February 2015; (c) his unvested stock options and other 2013 performance-based restricted stock units were forfeited; and (d) his vested stock options remain exercisable for the shorter of their expiration date or three years from January 24, 2014.

Option Exercises and Stock Vested in Fiscal Year 2013
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis J. Martin	—	$—	31,076	$428,849
Jennifer L. Sherman	—	$—	8,632	$65,776
Brian S. Cooper	—	$—	—	$—
Braden N. Waverley	—	$—	—	$—
Bryan L. Boettger	—	$—	3,984	$30,358
Joseph W. Wilson	—	$—	5,179	$39,464

(1)	None of the NEOs exercised stock options during fiscal year 2013.

(2)
These columns reflect amounts that vested in fiscal year 2013 pursuant to time-based restricted stock awards granted in fiscal year 2010. We discontinued use of time-based restricted stock awards for NEOs effective fiscal year 2011.

Post Retirement Benefits
Pension Benefits Table in Fiscal Year 2013
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments During Fiscal Year 2013 ($)
Dennis J. Martin	—	—	$—	$—
Jennifer L. Sherman	FSC Retirement Plan	11.00	$232,003	$—
Brian S. Cooper	—	—	$—	$—
Braden N. Waverley	—	—	$—	$—
Bryan L. Boettger	FSC Retirement Plan	17.50	$646,752	$—
Joseph W. Wilson	FSC Retirement Plan	18.00	$511,667	$—

(1)
This qualified retirement plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman and Messrs. Boettger and Wilson are the only NEOs who participate in this defined benefit retirement plan. The annual pension earned by each is equal to 50% of their average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times their credited service years (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Ms. Sherman and Messrs. Boettger and Wilson are eligible to retire under this plan after age 55 after completing at least 10 years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2013
The following table sets forth the contributions, earnings, withdrawals/distributions, and aggregate balances for NEOs participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. A pre-2007 plan account reflects the amounts, if any, credited on behalf of a participant under the plan prior to January 1, 2007, and notional gains, losses, expenses, appreciation and depreciation attributable thereto.
Savings Restoration Plan

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/Loss in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(4)
Dennis J. Martin	$128,475	$134,137	$52,346	$—	$449,770
Jennifer L. Sherman	$47,322	$47,322	$168,227	$—	$592,209
Brian S. Cooper	$—	$—	$—	$—	$—
Braden N. Waverley	$—	$—	$—	$—	$—
Bryan L. Boettger	$—	$—	$5,716	$—	$12,061
Joseph W. Wilson	$33,603	$19,574	$45,224	$—	$373,174

(1)	For each of the NEOs, amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(4)
Includes the following amounts that were deferred during fiscal years 2012 and 2011, respectively, under the Savings Restoration Plan: Mr. Martin, $62,066, $0; Ms. Sherman, $37,339, $22,448; Mr. Cooper, $0, $0; Mr. Boettger, $0, $0; and Mr. Wilson, $22,766, $22,023.

The Savings Restoration Plan is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits, and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs within six months following a termination of employment in a lump sum or in annual installments for 5, 10, or 15 years. Amounts in a participant’s pre-2007 plan account are distributed only in the form of Company stock. Amounts in other accounts under the plan, which are invested at the participant’s direction in notional investment funds, are distributed in cash.

Other Potential Post-Employment Payments
Arrangements of Named Executive Officers
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and the Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurs on December 31, 2013. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Mr. Wilson retired on January 24, 2014. Actual amounts paid or payable to Mr. Wilson in connection with his retirement are included at the end of this section. Mr. Waverley’s engagement as Interim CFO ended on June 15, 2013 and, as indicated below, he did not receive any form of post-employment payment connected with the cessation of his services.
Material Conditions to Receipt of Payments    Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason” are conditioned upon an NEO’s compliance with the following:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for 12 months; and

•	Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan    Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathering exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”    If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•
Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives, cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives, and cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;

•
Continuation of health and welfare benefits for up to 12 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•
Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement    Upon retirement, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options to the earlier of the expiration date or three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•
Immediate vesting of all performance-based restricted stock units, with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment for awards issued prior to 2013; and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
Payments Made Upon Death or Disability    In the event of death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•
Immediate vesting of all performance-based restricted stock units, with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control   Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan discussed above. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) provide for accelerated vesting or a lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason,” or termination by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:

•	Payment of any accrued and unpaid salary through the date of termination and prorated annual cash incentive bonus target;

•	A lump-sum cash payment up to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards; and

•
Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.

Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state, and local income, excise, and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•
Consummation of a merger or consolidation of our Company with another corporation, other than: (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•
Any other transaction that our Board of Directors designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This policy is included in the Executive Change-in-Control Severance Agreements executed by Messrs. Martin, Cooper, Boettger, and Wilson.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (4) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as follows:
General Assumptions

•	We assumed the executive’s termination date was December 31, 2013.

•	When applicable, we used the closing price of our common stock on December 31, 2013, which was $14.65.

•	When applicable, we assumed the executives were subject to a 39.5% federal tax rate, 5% state tax rate, 1.45% Medicare tax rate and an additional 0.9% Medicare tax.

Potential Post-Employment Payments
President and CEO — Dennis J. Martin (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$1,510,000	$—	$—	$—	$—	$4,514,900
Pro-Rata Bonus	$755,000	$—	$—	$—	$—	$755,000
Stock Options	$—	$2,565,284	$2,565,284	$—	$2,565,284	$2,565,284
Restricted Stock	$—	$299,710	$299,710	$—	$299,710	$299,710
Performance Shares	$—	$2,598,632	$2,598,632	$1,465,000	$2,598,632	$2,598,632
Life Insurance	$1,540	$—	$—	$—	$—	$1,540
Medical Benefits	$9,359	$—	$—	$—	$—	$28,076
Dental Benefits	$392	$—	$—	$—	$—	$392
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—		$—	$—
Total	$2,276,291	$5,463,626	$5,463,626	$1,465,000	$5,463,626	$10,763,534

(1)	Mr. Martin’s severance compensation under a Change-in-Control scenario is capped at 2.99 times his base salary plus his bonus at target.
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary — Jennifer L. Sherman

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$608,000	$—	$—	$—	$—	$1,824,000
Pro-Rata Bonus	$228,000	$—	$—	$—	$—	$228,000
Stock Options	$—	$857,624	$857,624	$—	$857,624	$857,624
Restricted Stock	$—	$299,710	$299,710	$—	$299,710	$299,710
Performance Shares	$—	$896,199	$896,199	$499,433	$896,199	$896,199
Life Insurance	$775	$—	$—	$—	$—	$775
Medical Benefits	$12,487	$—	$—	$—	$—	$37,461
Dental Benefits	$571	$—	$—	$—	$—	$571
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$1,159,862
Other	$—	$—	$—	$—	$—	$—
Total	$849,833	$2,053,533	$2,053,533	$499,433	$2,053,533	$5,304,202

Senior Vice President and CFO — Brian S. Cooper (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$512,000	$—	$—	$—	$—	$1,530,880
Pro-Rata Bonus	$192,000	$—	$—	$—	$—	$192,000
Stock Options	$—	$177,716	$177,716	$—	$177,716	$177,716
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$249,841	$249,841	$—	$249,841	$249,841
Life Insurance	$653	$—	$—	$—	$—	$653
Medical Benefits	$10,488	$—	$—	$—	$—	$31,464
Dental Benefits	$571	$—	$—	$—	$—	$571
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$715,712	$427,557	$427,557	$—	$427,557	$2,183,125

(1)	Mr. Cooper’s severance compensation under a Change-in-Control scenario is capped at 2.99 times his base salary plus his bonus at target.
Former Interim CFO — Braden N. Waverley
Mr. Waverley’s compensation as Interim CFO was defined by his consulting agreement which terminated on June 15, 2013. There were no enhanced termination of service payments paid to Mr. Waverley.
President, Public Safety Systems Division — Bryan L. Boettger (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Change-in- Control Only ($)	Change-in- Control and Termination without Cause or with Good Reason ($)
Severance Compensation	$259,641	$—	$—	$—	$—	$692,375
Pro-Rata Bonus	$107,438	$—	$—	$—	$—	$107,438
Stock Options	$—	$302,778	$302,778	$—	$302,778	$302,778
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$325,611	$325,611	$190,450	$325,611	$325,611
Life Insurance	$365	$—	$—	$—	$—	$365
Medical Benefits	$3,191	$—	$—	$—	$—	$8,508
Dental Benefits	$125	$—	$—	$—	$—	$125
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$370,760	$628,389	$628,389	$190,450	$628,389	$1,437,200

(1)	Mr. Boettger’s severance compensation under a Change-in-Control scenario is limited to 2 times his base salary plus his bonus at target.

Former President, Industrial Systems Division — Joseph W. Wilson
Mr. Wilson retired from the Company on January 24, 2014. In connection with his retirement, Mr. Wilson received the following in exchange for his release and post-employment restrictions:

•	Accelerated vesting of 13,000 performance-based restricted stock units earned at 200% in 2012, with the underlying shares to be distributed to Mr. Wilson in January 2015;

•	3,076 performance-based restricted stock units earned at 200% in 2013 are eligible to vest on February 1, 2015, with the underlying shares to be distributed in February 2015;

•
All currently vested stock options held by Mr. Wilson remain exercisable until the earlier of: (i) their expiration date; or (ii) three years from January 24, 2014 (all other options were forfeited on January 24, 2014);

•	Mr. Wilson’s STIP bonus for 2013 will be calculated and paid consistent with other eligible STIP participants; and

•
Mr. Wilson is permitted to continue his health benefits under COBRA at full cost to him for a period of thirty-six months, subject to earlier termination should he become eligible under another group health plan any time after eighteen months.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board of Directors is currently comprised of three independent directors as defined by the NYSE and applicable securities laws. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com.
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing, and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.
The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee the matters required to be discussed by the Statement on Auditing Standards No.16. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to Rule 3526 of the PCAOB Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax, and all other services, which are allowable under applicable rules and regulations. The Audit Committee annually pre-approves types of services and fees. The Audit Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.
The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
AUDIT COMMITTEE
Charles R. Campbell, Chair
Richard R. Mudge
Brenda L. Reichelderfer
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
Ernst & Young LLP’s fees for services rendered during fiscal year 2012, and Ernst & Young LLP’s and Deloitte & Touche LLP’s fees for fiscal year 2013, were as follows.

Description of Fees (dollars in thousands)	2013 (D&T) (1)	2013 (E&Y) (1)	2012 (E&Y)
Audit Fees (2)	$1,345	$81	$2,108
Audit-Related Fees (3)	$50	$—	$67
Tax Fees (4)	$—	$—	$16
All Other Fees (5)	$—	$—	$—
Total	$1,395	$81	$2,191

(1)
As a result of a competitive selection process, our Audit Committee replaced Ernst & Young LLP and appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013, effective June 13, 2013. As a result, we incurred fees from both organizations.

(2)
These are fees for professional services for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(4)
These are fees for professional services with respect to tax compliance, advice, and planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation, and consultation with regard to various tax planning issues.

(5)	No fees for miscellaneous other services were performed that do not fall within the other categories above this row.
The Audit Committee, per its policy, must pre-approve all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax, and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firms during fiscal year 2013 were pre-approved by the Audit Committee.

PROPOSAL 2
SAY-ON-PAY — AN ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2013 Annual Meeting, our proposal for NEO compensation received the support of nearly 99% of the votes cast. The goals, philosophies, and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate, and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns the interests of our executive officers and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including performance-based restricted stock awards.
Consistent with our strategy, performance-based restricted stock units granted in fiscal year 2011 were forfeited based on the Company’s performance in 2011. For fiscal year 2012, we achieved our EPS target at the maximum level and performance-based restricted stock units were earned at 200%, subject to a two-year vesting period calculated from the end of 2012.
Fiscal year 2013 was another strong year for the Company and we achieved our EPS target at the maximum level. Performance-based restricted stock units were earned at 200%, subject to a two-year vesting period calculated from the end of 2013. We also met several of our financial goals in 2013 under our STIP and we awarded short-term cash incentive payments to our NEOs.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as these facts:

•
In fiscal year 2008, we adopted a long-term incentive program designed to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards, and performance-based restricted stock units. In fiscal year 2011, we bolstered this pay-for-performance philosophy further when we eliminated time-based restricted stock awards to our executive officers, limiting the design to only stock options and performance-based restricted stock units. As a result, our fiscal year 2011 annual equity awards under our long-term incentive program for our executive officers were effectively 100% performance-based. The performance-based restricted stock units granted in fiscal year 2011 were not earned because the applicable thresholds were not met. For fiscal years 2012 and 2013, we exceeded the performance metric and the performance-based restricted stock units were earned at 200% of target each year, subject to an additional two-year vesting period. All annual equity awards granted to our executive officers in fiscal year 2014 will have value only if our performance goals are achieved and/or our stock price appreciates.

•	Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant portion of our NEOs’ total compensation.

Named Executive Officer	2013 Equity Compensation	2013 Total Compensation	Percentage of 2013 Total Compensation Attributable to Equity
Dennis J. Martin	$1,299,998	$3,579,522	36.3%
Jennifer L. Sherman	$454,999	$1,319,486	34.5%
Brian S. Cooper	$307,997	$704,203	43.7%
Braden N. Waverley	$—	$233,628	—%
Brian L. Boettger	$154,997	$536,680	28.9%
Joseph W. Wilson	$154,997	$538,319	28.8%

•
Consistent with our pay-for-performance philosophy, and in light of achieving our performance goals, all of our NEOs received annual cash bonus payments under the STIP for fiscal year 2013 performance.

•
Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are targeted at or below the 50th percentile of competitive market data.

•	With the assistance of our independent compensation consultant, the Compensation and Benefits Committee updated our peer group to reflect changes to our peers and to the Company.

•	Our pay practices are friendly to stockholders. For example:

•
Our 2005 Executive Incentive Compensation Plan (2010 Restatement) has provisions that: (i) eliminate net share counting for stock settlement of stock appreciation rights, for the stock payment of the exercise price of an option, and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability; (ii) require that full value awards be counted as the equivalent of 1.51 shares; and (iii) allow only shares subject to awards that expired, are canceled or forfeited, or are settled in cash to be available for re-issuance under the plan.

•
Over the years, we have limited the perquisites available to our executive officers and those that we do provide are not typically considered unfriendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement.

•
Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination.

•
Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, an NEO to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such NEO, taking into account the restated financial results or otherwise corrected performance results.

•
Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, limited the elements of a termination for “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).

•
Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Mr. Martin, our President and CEO, owns stock valued at more than five times his base salary and exceeds his stock ownership requirement. Likewise, Ms. Sherman, our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, exceeds her stock ownership requirement with stock holdings in our Company valued at more than three times her base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs are well-designed, appropriately align executive pay with Company performance, and attract, motivate, and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014
The Audit Committee selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal year 2013, replacing Ernst & Young LLP on June 13, 2013, following a competitive selection process. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast at the Annual Meeting in person or by proxy is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. If a majority of our shares does not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2013, except that Julie A. Cook, Vice President, Human Resources, had two late filings. One of the late filings consisted of one transaction and the other consisted of three transactions. Both late filings related to the acquisition of the Company’s common stock either directly or indirectly by Ms. Cook.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2013 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders (1)	—	—	—
1996 Stock Benefit Plan (2)	119,275	$17.80	—
2005 Executive Incentive Compensation Plan (2010 Restatement) (3)	1,925,854	$8.06	2,828,471
Total	2,045,129	$8.63	2,828,471

(1)	All of our equity compensation plans have been approved by stockholders.

(2)	No additional awards were available for grant under this plan after April 17, 2006.

(3)
“Full value” awards, which include restricted stock awards and performance-based restricted stock units, count as 1.51 shares against the remaining available shares for future issuance under this plan.

FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2015 Annual Meeting of Stockholders, the proposal must be received on or before November 7, 2014.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2015 Annual Meeting, we must receive information relating to such other business by January 22, 2015, but not before December 23, 2014, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2015 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board of Directors - Nominating and Governance Committee.”

OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.
By order of the Board of Directors,
JENNIFER L. SHERMAN
Corporate Secretary

FEDERAL SIGNAL CORPORATION ATTN: JENNIFER L. SHERMAN 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 PM Central Time the day before the cut-off or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 PM Central Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1	Election of Directors		☐	☐	☐
Nominees
01 James E. Goodwin 02 Paul W. Jones 03 Bonnie C. Lind 04 Dennis J. Martin 05 Richard R. Mudge
06 William F. Owens 07 Brenda L. Reichelderfer 08 John L. Workman

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Approve, on an advisory basis, our named executive officer compensation.						☐	☐	☐
3	Ratify Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2014.						☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

The undersigned having received the notice of the 2014 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Jennifer L. Sherman and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; and (b) “FOR” Proposals 2 and 3, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 10:59 PM CDT on April 17, 2014, you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side